Exhibit T3A-16
CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
DEETER FOUNDRY, INC.
     Deeter Foundry, Inc. (the “Corporation”), a corporation organized and existing under the laws of Nebraska, DOES HEREBY CERTIFY AS FOLLOWS:
     Provision for the making of this Amendment (this “Amendment”) to the Articles of Incorporation, as amended of the Corporation (the “Articles of Incorporation”) is contained in the order of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), dated as of July 6, 2010, confirming the Joint Plan of Reorganization for Neenah Enterprises, Inc. and its Subsidiaries, as amended, filed pursuant to Section 1121(a) of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), in connection with the Corporation’s voluntary petition for relief under chapter 11 of the Bankruptcy Code, being jointly administered under the caption “In re: Neenah Enterprises, Inc., et al., Case No. 10-10360 (MFW)” (the “Proceeding”). This Amendment is being effected hereby pursuant to Section 21-20, 123 of the Nebraska Business Corporation Act.
     The Bankruptcy Court has jurisdiction over the Proceeding under the Federal Bankruptcy Code.
     This Amendment shall become effective on the date of filing with the Secretary of State.
     A new Article XI is hereby added to the Articles of Incorporation immediately after Article X thereof to read as follows:
Article XI.
Indemnification.
          (a) Personal Liability. To the fullest extent permitted by law, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director.
          (b) Right to Indemnification.
          A. The corporation shall indemnify and hold harmless, to the fullest extent permitted by law as it exists on the date hereof or as it may thereafter be amended, any person who was or is made or is threatened to be made a party to, or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, nonprofit or other enterprise (such person, a “Covered Person”), against any and all liability and loss (including judgments, fines, penalties and amounts paid in settlement) suffered or incurred and expenses reasonably incurred by such person; provided that any standard of conduct applicable to whether a director or officer may be indemnified shall be equally applicable to an employee or agent under this provision. Notwithstanding the foregoing, the corporation shall not be required to indemnify a person in connection with a proceeding initiated by such person, including a counterclaim or crossclaim, unless the proceeding was authorized by the Board of Directors of the corporation.
          B. For purposes of this Article XI: (i) any reference to “other enterprise” shall include all plans, programs, policies, agreements, contracts and payroll practices and related trusts for the benefit of or relating to employees of the corporation and its related entities (“employee benefit plans”); (ii) any reference to “fines”, “penalties”, “liability” and “expenses” shall include any excise taxes, penalties, claims, liabilities and reasonable expenses (including reasonable legal fees and related expenses) assessed against or incurred by a person with respect to any employee benefit plan; (iii) any reference to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation or trustee or administrator of any employee benefit plan which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, beneficiaries, fiduciaries, administrators and service providers; (iv) any reference to serving at the request of the corporation as a director, officer, employee or agent of a partnership or trust shall include service as a partner or trustee; and (v) a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation.”
          (c) Prepayment of Expenses. To the fullest extent permitted by law, the corporation shall pay or reimburse the reasonable expenses by any Covered Person incurred in defending any proceeding in advance of its final disposition if the corporation has received an undertaking by the Covered Person receiving such payment or reimbursement to repay all amounts advanced if it should be ultimately determined that he or she is not entitled to be indemnified under this Article XI or otherwise.
          (d) Claims. If a claim for indemnification or payment of expenses under this provision is not paid in full within 60 days after a written claim therefor has been received by the corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled, to the fullest extent permitted by law, to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.
          (e) Non-Exclusivity of Rights. The rights conferred on any person by this provision shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, organizational document, vote of stockholders or disinterested directors or otherwise.
          (f) Other Indemnification. The corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee, partner or agent of another corporation, partnership, joint venture or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture or other enterprise.
          (g) Amendment or Repeal. Any repeal or modification of this Article XI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.
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[signature page follows]

     IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by Robert J. Gitter, its Assistant Secretary and Assistant Treasurer, this ___day of July, 2010.

DEETER FOUNDRY, INC.
By:
	Name:	Robert J. Gitter
	Title:	Assistant Secretary and Assistant Treasurer

Signature Page to Certificate of Amendment
of Articles of Incorporation of Deeter Foundry, Inc.